UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2021

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39272	86-1874570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E
Austin, TX
(address of principal executive offices)
78759
(zip code)
866-432-6736
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ETWO	New York Stock Exchange
Warrants to purchase one share of Class A Common Stock at an exercise price of $11.50	ETWO WT	New York Stock Exchange

Item 1.01. Entry Into A Material Definitive Agreement.

As disclosed in greater detail in the Current Report on Form 8-K filed by E2open Parent Holdings, Inc. (“E2open”) with the U.S. Securities and Exchange Commission (the “SEC”) on June 1, 2021, E2open entered into (a) a Share Purchase Deed (the “Purchase Agreement”) by and among E2open, BluJay TopCo Limited, a private limited liability company registered in England and Wales (“BluJay”), and the sellers party thereto (the “BluJay Sellers”), (b) a Management Warranty Deed  by and among E2open and the warrantors party thereto and (c) a Tax Deed by and among E2open and the warrantors party thereto. The Purchase Agreement provided for the acquisition by E2open of all of the outstanding equity interests of BluJay and BluJay becoming an indirect subsidiary of E2open (the “Transaction”).

In connection with the consummation of the Transaction on September 1, 2021, E2open and certain of its stockholders amended and restated its existing Investor Rights Agreement, dated as of February 4, 2021, to add certain of BluJay’s existing stockholders as parties thereto, including certain affiliates of each of Francisco Partners and Temasek Holdings (“Temasek”) and make other changes related to this Transaction (the “A&R Investor Rights Agreement”). The A&R Investor Rights Agreement provides each of Francisco Partners and Temasek with the right to nominate one director to E2open’s board of directors (subject to certain conditions). The A&R Investor Rights Agreement also includes registration rights in respect of the shares of Class A Common Stock of E2open held by the equityholders party thereto. In addition, in the A&R Investor Rights Agreement, Francisco Partners, Temasek, and certain of the existing equityholders of E2open agreed to a six month “lock-up” restriction with respect to their shares of Class A Common Stock of E2open. The other BluJay Sellers also entered into lock-up agreements with E2open (each a “Lock-Up Agreement”) on September 1, 2021, pursuant to which they agreed to a six month “lock-up” restriction with respect to their shares of Class A Common Stock of E2open.

On September 1, 2021, E2open Intermediate, LLC, as holdings, E2open, LLC, a subsidiary of E2open as borrower, Goldman Sachs Bank USA, as administrative agent, and the financial institutions parties thereto as lenders and issuing banks entered into Amendment No. 2 to Credit Agreement (the “Credit Agreement Amendment”), which amends that certain Credit Agreement dated as of February 4, 2021 (the “Existing Credit Agreement” as amended and restated pursuant to the Amendment being referred to herein as the “Amended Credit Agreement”).

Under the Amended Credit Agreement, E2open, LLC obtained (i) a senior secured incremental term loan facility in an aggregate principal amount equal to $380,000,000 (the “Incremental Term Facility”) and the loans thereunder, (the “Incremental Term Loans”) and (ii) a senior secured incremental revolving facility in the aggregate principal amount of $80,000,000 (the “Incremental Revolving Facility” and together with the Incremental Term Facility, the “Incremental Facilities”). The Incremental Term Loans were documented as a fungible increase to the term loans under the Existing Credit Agreement and were drawn in full on September 1, 2021. The proceeds of the Incremental Term Facility were applied to consummate the Transaction, to pay fees and expenses in connection therewith and to refinance any existing third party indebtedness held by BlueJay Solutions Group Holdings Limited. The proceeds of the borrowings under the Incremental Revolving Facility will be used by E2open, LLC after the date of the adoption of the Amended Credit Agreement for working capital and general corporate purposes.

A copy of the A&R Investor Rights Agreement, a form of Lock-Up Agreement and the Credit Agreement Amendment are attached as Exhibits 10.1, 10.2 and 10.4 hereto and are incorporated herein by reference, and the foregoing descriptions of the A&R Investor Rights Agreement, the Lock-Up Agreements and the Credit Agreement Amendment are qualified in their entirety by reference thereto.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference. On August 31, 2021, the stockholders of E2open approved the Share Issuance Proposal that E2open presented to its stockholders at a special meeting in connection with the Transaction. On September 1, 2021, the Transaction was consummated in accordance with the terms of the Purchase Agreement.

E2open’s definitive proxy statement, filed with SEC on August 2, 2021, contains additional information about the Transaction, including information concerning the interests of directors, executive officers and affiliates of E2open and BluJay in the Transaction. The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on June 1, 2021, and which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference in regards to entry into the Credit Agreement Amendment.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K, which are incorporated herein by reference. In connection with the consummation of the Transaction, E2open issued 72,383,299 shares of Class A Common Stock of E2open to the former stockholders of BluJay. The issuances made to the former stockholders of BluJay, each of whom is an accredited investor, were made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D under the Securities Act.

In connection with the signing of the Purchase Agreement, E2open entered into subscription agreements (the “Subscription Agreements”) with certain investors, including certain current equityholders of E2open (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and E2open agreed to issue and sell to such investors, on the closing date, an aggregate of 28,909,022 shares of Class A Common Stock for aggregate gross proceeds of approximately $300 million (the “PIPE Financing”). The Subscription Agreements provide that E2open will grant the PIPE Investors in the PIPE Financing certain customary registration rights. On September 1, 2021, E2open consummated the PIPE Financing. The sales and issuances of securities in the PIPE Financing were made to accredited investors in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.

As of September 1, 2021, following the consummation of the Transaction, there were 299,043,813 shares of Class A Common Stock of E2open outstanding.

A copy of the form of the Subscription Agreements is attached as Exhibit 10.3 hereto and is incorporated herein by reference, and the foregoing description of the Subscription Agreements is qualified in its entirety by reference thereto.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Directors

In connection with the consummation of the Transaction and pursuant to the A&R Investor Rights Agreement, Mr. Deep Shah and Mr. Martin Fichtner were appointed to the board of directors of E2open (the “Board”). Mr. Fichtner has been appointed to serve on the Audit Committee and Compensation Committee and Mr. Shah has been appointed to serve on the Nominating, Sustainability & Governance Committee, with such appointments effective upon becoming a director of E2open. Mr. Shah has been appointed as a Class II director while Mr. Fichtner has been appointed a Class III director.

Mr. Deep Shah is a Co-President with Francisco Partners and is Co-Head of the firm’s European investing. Prior to joining Francisco Partners in 2003, Mr. Shah worked at Morgan Stanley in London in both their Mergers and Acquisitions group and their Princes Gate Investors private equity fund, where he was responsible for the identification, evaluation and execution of transactions in a variety of industries, including information technology. He previously served on the board of Attenti, Click Software, C-MAC MicroTechnology, eFront, Ex Libris, Lumata, Masternaut, Metaswitch Networks, NexTraq, Operative, Paysafe, Prometheus Group, and SmartFocus. Mr. Shah holds an M.A. in Economics from the University of Cambridge (UK) with First Class Honors.

Mr. Martin Fichtner joined Temasek in May 2019 and is currently Managing Director, TMT for Temasek International (USA) LLC. Before joining Temasek, Martin had over 16 years of investing experience across the broad technology landscape. Most recently, Mr. Fichtner was at technology private equity firm Silver Lake, where he was Managing Director of Silver Lake Kraftwerk, a fund focused on technology-enabled growth businesses. Earlier, Mr. Fichtner was a Principal and founding member of Elevation Partners, a private equity firm focused on online, media, and consumer-related technology sectors. Prior to becoming a private equity investor, Mr. Fichtner was an investment banker at Goldman, Sachs & Co. He holds a Bachelor of Science in Industrial Engineering and a Master of Science in Engineering Economic Systems & Operations Research, both from Stanford University.

The Board has affirmatively determined that Messrs. Shah and Fichtner meet the applicable standards for an independent director under both the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934.

Both Messrs. Shah and Fichtner are entitled to compensation by E2open for their services as directors in accordance with the previously disclosed director compensation program and neither individual has entered into an employment agreement with E2open. In connection with this appointment, both individuals have entered into an Indemnity Agreement with E2open on the same terms as the Indemnity Agreement entered into by the other directors and officers of E2open, which was filed as Exhibit 10.4 to the Company’s Form 8-K filed on February 10, 2021.

Except as provided in the A&R Investor Rights Agreement as disclosed above under Item 1.01, neither individual is a party to any arrangement or understanding with any person pursuant to which they were appointed as directors, nor is either individual a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving E2open.

Appointment of Sector Presidents

Mr. Ron P. Kubera, age 56, has been appointed Sector President – Distribution. Mr. Kubera was hired in January 2018 by E2open to run the Process business unit as the Senior Vice President and General Manager. He transitioned to the Technology business unit in December 2019. Prior to joining E2open, Mr. Kubera was the Executive Vice President and Chief Marketing Officer for Lucas Systems who focused on voice picking solutions in the warehouse execution space from January 2016 through January 2018. Prior to Lucas Systems, Mr. Kubera also ran the voice business of Vocollect, a division of Honeywell and served in various consulting capacities.

Mr. David J. Kenneson, age 50, has been appointed Sector President – Manufacturing. Mr. Kenneson most recently served as General Manager of the Industrial business unit at E2open. Before joining E2open, Mr. Kenneson served as Chief Revenue Officer at Xeeva, Inc. from 2018 until February 2020, and as Chief Revenue Officer in addition to other executive positions at Quintiq, a Dassault Systèmes company, from 2011 to 2018. Prior to this, Mr. Kenneson held various executive positions in the consulting and software industries with a strong focus on supply chain and ERP technologies.

There is no arrangement or understanding between Messrs. Kenneson or Kubera and any other person pursuant to which he was selected as an officer of the Company. There are no related party transactions between Messrs. Kenneson or Kubera and the Company that would require disclosure under Item 404(a) of Regulation S-K, and there is no family relationship between Messrs. Kenneson or Kubera and any of the Company’s other directors or executive officers.

The Board approved the entry into employment letter agreements with the newly created Sector Presidents that set forth the terms of continued employment with the Company. The form of letter agreement is the same for each executive and provides for the provision of base salary, an annual cash incentive opportunity and a long-term equity opportunity. The agreement also provides for participation in the various health, insurance, retirement, paid time off and other benefits provided to other officers of the Company in accordance with the Company’s benefit plans, programs and policies in effect from time to time. Except as provided for in the Executive Severance Plan that each executive is eligible to participate in, the Sector Presidents are employed on an at-will basis. The compensation of the

•	Sector Presidents is as follows:
•	Base Salary = $325,000
•	Annual Short-Term Target Bonus = $325,000
•	Annual Equity Grant Target = $1.00 million

o	Grant to begin in FY 2023
•	Inducement Equity Grant = $150,000 in form of time-based RSUs with three-year vest

In connection with their appointments as Sector Presidents, both Messrs. Kenneson and Kubera are expected to enter into the Company’s standard form of Indemnification Agreement, which was filed as Exhibit 10.4 to the Company’s Form 8-K filed on February 10, 2021.

Success Bonus Payouts

On September 1, 2021, the Compensation Committee recommended, and the Board approved one-time cash bonus payments in recognition of significant managerial efforts that contributed to the successful completion of the BluJay Transaction to the following individuals and in the following amounts: Chief Executive Officer Michael Farlekas $490,000, Chief Financial Officer Jarett Janik $513,000 and Chief Operating Officer Peter Hantman $442,500.

Item 7.01. Regulation FD Disclosure

On September 1, 2021, the Company issued a press release announcing the completion of the Transaction, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)       Financial Statements of Businesses Acquired

The audited consolidated financial statements of BluJay for the years ended March 31, 2021 and March 31, 2020 are filed as Exhibit 99.2 hereto and incorporated herein by reference.

The unaudited consolidated financial statements of BluJay for the year ended March 31, 2019 are filed as Exhibit 99.3 hereto and incorporated herein by reference.

(b)       Pro Forma Financial Information

Unaudited pro forma condensed combined financial information of E2open is filed as Exhibit 99.4 hereto and incorporated herein by reference.

(d)       Exhibits

Exhibit No.	Exhibit
2.1 †

Share Purchase Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc., BluJay TopCo Limited and the other parties thereto (incorporated by reference to Exhibit 2.1 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on June 1, 2021).

2.2 †

Management Warranty Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. and the other parties thereto(incorporated by reference to Exhibit 2.2 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on June 1, 2021).

2.3 †

Tax Warranty Deed, dated as of May 27, 2021, by and among E2open Parent Holdings, Inc. and the other parties thereto (incorporated by reference to Exhibit 2.3 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on June 1, 2021).

10.1*	Amended and Restated Investor Rights Agreement, dated as of September 1, 2021, by and among E2open Parent Holdings, Inc. and the other parties thereto.
10.2*	Form of Lock-up Agreement.
10.3	Form of Subscription Agreement (incorporated by reference to Exhibit 10.5 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on June 1, 2021).

10.4*

Amendment No. 2 to Credit Agreement, dated September 1, 2021, by and among E2open Intermediate, LLC, E2open, LLC, Goldman Sachs Bank USA, and the financial institutions parties thereto as lenders and issuing banks.

23.1*	Consent of Grant Thornton UK LLP.
99.1*	Press Release, dated September 1, 2021.
99.2*	Audited consolidated financial statements of BluJay TopCo Limited for the years ended March 31, 2021 and March 31, 2020.
99.3*	Unaudited consolidated financial statements of BluJay TopCo Limited for the year ended March 31, 2019.
99.4*	Unaudited pro forma condensed combined financial information of E2open.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL).
*	Filed herewith
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request

SIGNATURE

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 2, 2021

E2open Parent Holdings, Inc.

By:	/s/ Laura L. Fese
Laura L. Fese
Executive Vice President and General Counsel